Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 243 to the Registration Statement on Form N-1A of Fidelity Salem Street Trust: Fidelity Strategic Dividend & Income Fund of our report dated January 14, 2014 relating to the financial statements and financial highlights included in the November 30, 2013 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts January 23, 2014